Exhibit 99.2 - Press Release


                     MAVERICK TUBE TO ACQUIRE PRECISION TUBE
                                 FOR $57 MILLION


Transaction Highlights:

o        Adds premium coiled tubing and coiled line pipe product lines

o        Coiled tubing and line pipe are fast growing oilfield applications

o Precision is a global leader in coiled tubing with a strong market position

o New tubing opportunities will be developed for our broadened customer base

         St. Louis, February 12, 2002 -- Maverick Tube Corporation (NYSE: MVK) and Precision Tube Holding Corporation announced today that they have entered into a definitive agreement providing for the acquisition by Maverick of all of the common stock of Precision for $55 million cash, subject to adjustment for changes in working capital at closing, and 200,000 shares of Maverick common stock.

         In connection with the transaction, Maverick plans to obtain a commitment from institutional lenders for a new $170 million U.S. and Canadian senior credit facility, which will be used to fund the cash portion of the acquisition, refinance existing bank borrowings and provide additional liquidity for future needs. After completing the transaction and based upon our current outlook, Maverick expects to have total debt of approximately $110 million and approximately $35 million of available borrowing capacity under the facility.

         Gregg Eisenberg, Maverick's Chairman, President and Chief Executive Officer, stated, "We are excited about the acquisition of what we believe is the premier manufacturer of coiled tubing products for the energy business. Precision has established itself as a highly-regarded coiled tubing manufacturer that is innovative and closely aligned with a number of new technologies being used for drilling, completion and well stimulation activities. In addition, Precision's coiled line pipe business is just beginning to see the early stages of growth related to the installation of flow lines for environmentally or economically sensitive projects, as well as service lines and umbilicals for subsea completions. We see many opportunities for cross-selling Maverick's and Precision's products to our broadened customer base and are looking forward to the new ideas that our combined management and sales teams will develop. Moreover, because nearly 50% of Precision's sales are made outside North America, this acquisition represents another step toward greater international sales growth by Maverick."

         Tom Connolly, Precision's President and Chief Executive Officer, commented, "We are very pleased to be joining forces with Maverick Tube. Our business combination will bring together two leaders from their respective segments of the oilfield tubular industry. We are enthusiastic about the additional financial and technical resources that will be available to Precision and which will allow us to continue to provide high levels of service, products and application development to our customers worldwide."

         For the twelve months ended December 31, 2001, Precision recorded net sales of $54 million which, on a pro-forma basis would have accounted for more than 9% of the combined companies' net sales. Maverick believes the acquisition of Precision will be accretive to earnings per share in future periods and also expects to realize combination benefits from a number of sources.

         The transaction, which is expected to close by the end of the first quarter, is subject to, among other things, completion of the planned financing arrangements and the expiration or sooner termination of all waiting periods under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended. The Boards of Directors of both Maverick and Precision have approved the transaction.

         Maverick Tube Corporation is a St. Louis, Missouri based manufacturer of tubular products used in the energy industry in drilling, production and surface transportation applications as well as industrial tubing products, including hollow structural sections and standard pipe.


Conference Call Information

         Maverick will discuss the transaction during a conference call for investors on Wednesday, February 13, 2002 at 10:00 am Central Time; 11:00 am Eastern Time. The call can be accessed live at the Investor Relations section of Maverick's website, located at http://www.maverick-tube.com. A replay of the conference call will also be available at this location the afternoon of February 13, 2002.

Forward-Looking Information

         This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: expected date of closing the acquisition; pro forma financial and operating results; and the timing and benefits of the acquisition.

         The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements; the inability to obtain, or meet conditions imposed for, governmental approvals for Maverick's acquisition of Precision; the risk that the business will not be integrated successfully; and other economic, business, competitive and/or regulatory factors affecting the businesses of Maverick and Precision.

         More detailed information about economic, business, competitive and/or regulatory factors is set forth in Maverick's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Maverick's most recent quarterly report on Form 10-Q. Neither Maverick nor Precision are under any obligation to (and expressly disclaim any such obligation to) update or alter their forward- looking statements whether as a result of new information, future events or otherwise.